Exhibit 99.1
AERT CFO Lysen to Retire
SPRINGDALE, Ark. — (BUSINESS WIRE) – September 14, 2005— The board of directors of Advanced Environmental Recycling Technologies, Inc. (NASDAQ: AERTA) announced that Edward J. Lysen, 68, will be retiring from the positions of senior vice president and chief financial officer effective October 1, 2005. Mr. Lysen will remain employed by AERT indefinitely to effect a smooth transition and to work on special projects.
Lysen joined AERT in 1999 and has headed up many key initiatives in the Company’s accounting, reporting, and controls. “Ed has been a dedicated and hard working contributor to AERT’s growth and profitability. We look forward to his continued involvement with the Company,” said chairman Joe G. Brooks.
Robert A. Thayer, 54, will succeed Mr. Lysen as AERT’s CFO. Mr. Thayer has spent the past three years as assistant to AERT chairman Brooks, during which time he has had executive assignments in all aspects of AERT’s business including finance, operations, and administration. From January 1997 to October 2002, Mr. Thayer was a principal at Madison Research, Denison, Texas where he conducted independent financial research under contract to banks and financial publishers. From January 2001 to July 2002 he also served as Vice President of Finance for Asia Teletech Company, Ltd., a Thailand voice-over-internet company where he was responsible for raising the company’s startup capital. Prior to 1997, Mr. Thayer spent twenty-one years in the software and investment banking industries with financial, systems and executive responsibilities. He received a BA in Economics from the University of Colorado and studied graduate economics at the University of Wisconsin, Madison. Mr. Thayer is a Chartered Financial Analyst.
AERT’s accounting and control team will be headed up by Eric E. Barnes, 32, who the Board of Directors has appointed as chief accounting officer. Mr. Barnes joined AERT’s accounting department in November 1997 after graduating from the University of Arkansas with a BS in Accounting and an MA in Economics. He was named AERT’s controller in January 2000. Mr. Barnes is a Certified Public Accountant.
About AERT:
AERT converts reclaimed plastic and wood fiber waste into Weyerhaeuser ChoiceDek® outdoor decking systems, MoistureShield® door and window components, MoistureShield® CornerLoc™ exterior trim and fascia components and MoistureShield® outdoor decking. AERT operates manufacturing facilities in Springdale, Lowell, and Tontitown, Arkansas; Junction, Texas; and Alexandria, Louisiana. The Company’s products are sold across North America. ChoiceDek Premium decking is marketed exclusively through Lowe’s Home Improvement Warehouses throughout the United States. For more information, visit www.aertinc.com.
The statements in regards to our anticipated financial condition and our business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause our actual operating results to differ materially. Such risks and uncertainties include but are not limited to the extent of market acceptance of our products, the sensitivity of our business to general economic conditions, and the highly competitive markets in which we operate. Additional information concerning these risks and uncertainties are contained in our filing with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, filed April 14, 2005.
Contact:
     AERT Inc., Springdale
     Bob Thayer, 479-756-7400

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